Exhibit 99.1

MAP Pharmaceuticals Reports 2010 Fourth Quarter and Year End Financial Results

MOUNTAIN VIEW, Calif., March 1, 2011 /PRNewswire-FirstCall/ —MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) today announced financial results for the fourth quarter and year ended December 31, 2010.

The net loss for the fourth quarter ended December 31, 2010 was $13.9 million compared to $13.4 million during the same period in 2009. The net loss for the year ended December 31, 2010 was $54.7 million compared to $9.0 million for the year ended December 31, 2009.   The increase in net loss for the 12 month period was primarily due to collaboration revenue received in 2009, including a one-time upfront payment pursuant to a previous license agreement with AstraZeneca, compared to no collaboration revenue in 2010.

MAP Pharmaceuticals had cash and cash equivalents of $76.0 million as of December 31, 2010, compared to $65.8 million as of December 31, 2009.  This does not include the $60.0 million upfront payment the Company received in February 2011 pursuant to its collaboration agreement with Allergan, Inc.

“With a strategic collaboration in place, and all of our clinical trials complete, we look forward to submitting the NDA for LEVADEX in the first half of 2011 and, if approved by the FDA, moving closer to our goal of bringing a new acute treatment option to the migraine market," said Timothy S. Nelson, president and chief executive officer of MAP Pharmaceuticals. “We are very proud of our accomplishments over the past year, and we remain dedicated to our goal of bringing LEVADEX to many of the approximately 30 million American migraine sufferers, including those who have not been successfully treated with currently available therapies.”

2010 and 2011 Year-to-Date Accomplishments

LEVADEX™ Clinical Program
▪	Announced that a second Phase 3 efficacy trial would not be required for the LEVADEX New Drug Application (NDA) submission.

•
Announced results from a clinical trial comparing the pharmacokinetics and safety of LEVADEX and intravenous dihydroergotamine (DHE) in smokers and non-smokers. The trial was designed to measure whether systemic absorption and exposure in smokers is greater than in non-smokers. In the trial, the systemic absorption of LEVADEX was not higher and systemic exposure to DHE was not greater in smokers than in non-smokers.

•
Announced results from a pharmacodynamics trial evaluating pulmonary artery pressure in healthy volunteers using echocardiogram. The trial compared acute effects on pulmonary artery pressure of LEVADEX, DHE administered intravenously and placebo. In the trial, there was no statistically significant difference between the LEVADEX and placebo groups in the primary endpoint of pulmonary artery pressure over two hours after administration.

•
Announced results from a thorough QT trial in healthy adults comparing the acute effects of a supra-therapeutic dose of LEVADEX, oral moxifloxacin and placebo on the cardiac QT interval as measured by electrocardiogram. Results of the trial showed that a supra-therapeutic dose of LEVADEX does not increase QTc intervals.

•
Announced completion of the LEVADEX open-label safety trial. In total, more than 475 patients completed six months treatment and more than 250 patients completed 12 months treatment.  No drug-related serious adverse events were reported.

▪
Presented additional analyses of the LEVADEX Phase 3 FREEDOM-301 trial at various medical meetings, including data for LEVADEX in a broad spectrum of acute migraine attacks; menstrual migraine; allodynic patients; resistant migraine; patients with concomitant asthma; migraine recurrence; and the administration of LEVADEX at different time points during migraine attacks.

Corporate

▪
Announced a collaboration with Allergan to co-promote LEVADEX to neurologists and pain specialists in the United States for the acute treatment of migraine, upon potential FDA approval.  Allergan will leverage its existing U.S. sales force dedicated to headache specialists using BOTOX® for Chronic Migraine, which will be complemented by a MAP Pharmaceuticals field sales force targeting neurologists and pain specialists. The Company will retain all rights to commercialize LEVADEX to primary care physicians within the United States, as well as to physicians outside the United States.

▪
Received $60.0 million in February 2011 pursuant to the collaboration agreement with Allergan, and may receive up to $97.0 million in additional payments upon meeting certain regulatory milestones associated with the initial indication.

•	Raised gross proceeds of $20.0 million in January 2010 through our equity line of credit.

•	Raised gross proceeds of $50.0 million in October 2010 in a common stock offering.

Fourth Quarter and 2010 Year End Financial Results

Revenues for the quarter and year ended December 31, 2010 were $0.0 for both periods, compared to $2.8 million and $54.2 million, respectively, for the same periods in 2009. Revenues for the quarter and year ended December 31, 2009 were due to amortization of an upfront payment and reimbursements for development expenses related to Unit Dose Budesonide (UDB), pursuant to a previous license agreement with AstraZeneca.

Research and development (R&D) expenses for the fourth quarter ended December 31, 2010 were $9.7 million, compared to $12.4 million for the same period in 2009.  The decrease in R&D expenses was driven primarily by a decrease in clinical and other related expenses to support the LEVADEX Phase 3 clinical program and a decrease in clinical and other related expenses to support the UDB Phase 3 clinical program which was suspended in the third quarter of 2009, partially offset by an increase in personnel related expenses, including stock-based compensation.

R&D expenses for the year ended December 31, 2010 were $37.8 million, compared to $48.0 million for the year ended December 31, 2009.  The decrease in R&D expenses was due primarily to a decrease in clinical and other project expenses to support the UDB Phase 3 clinical program, which was suspended in the third quarter of 2009, and a decrease in clinical and other project expenses to support the LEVADEX Phase 3 clinical program. The Company completed clinical development for LEVADEX in 2010 and plans to submit an NDA to the FDA in the first half of 2011. The decrease in R&D expenses was partially offset by an increase in personnel related expenses, including stock-based compensation.

Sales, general and administrative (SG&A) expenses for the fourth quarter ended December 31, 2010 were $4.0 million compared to $3.3 million for the same period in 2009. The increase in SG&A expenses for the fourth quarter ended December 31, 2010 as compared to the same period in 2009 was related primarily to an increase in personnel related expenses, including stock-based compensation, and an increase in professional services and LEVADEX related marketing activities.

SG&A expenses for the year ended December 31, 2010 were $15.7 million compared to $13.1 million for the year ended December 31, 2009. The increase in SG&A expenses was due primarily to an increase in personnel related expenses, including stock-based compensation, an increase in professional services and LEVADEX related marketing activities and an increase in other expenses.

For the fourth quarter and year ended December 31, 2010, non-cash stock-based compensation and depreciation was approximately $2.1 million and $7.8 million, respectively.

2011 Financial Outlook

MAP Pharmaceuticals currently is working with its partner Allergan on planning activities for LEVADEX.  At the conclusion of this exercise, the Company will provide financial guidance for 2011.

About MAP Pharmaceuticals

MAP Pharmaceuticals is an emerging biopharmaceutical company focused on developing and commercializing new therapies to address undermet patient needs in neurology. The Company is developing LEVADEX orally inhaled therapy for the potential treatment of migraine and has reported positive results from the efficacy portion of its Phase 3 trial of LEVADEX. In addition, MAP Pharmaceuticals generates new pipeline opportunities by applying its proprietary drug particle and inhalation technologies to enhance the therapeutic benefits of proven drugs, while minimizing risk by capitalizing on their known safety, efficacy and commercialization history.

Additional information about MAP Pharmaceuticals can be found at http://www.mappharma.com.

Forward-Looking Statements

In addition to statements of historical facts or statements of current conditions, this press release contains forward-looking statements, including with respect to MAP Pharmaceuticals' LEVADEX product candidate. Actual results may differ materially from current expectations based on risks and uncertainties affecting the Company's business, including, without limitation, risks and uncertainties relating to the preparation and filing of a New Drug Application, the regulatory process to have the Company's LEVADEX product candidate approved for commercial use and the potential benefits from the collaboration between MAP Pharmaceuticals and Allergan. The reader is cautioned not to unduly rely on the forward-looking statements contained in this press release. MAP Pharmaceuticals expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law. Additional information on potential factors that could affect MAP Pharmaceuticals' results and other risks and uncertainties are detailed in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, available at http://edgar.sec.gov.

CONTACT: Christopher Y. Chai, Senior Vice President and Chief Financial Officer of MAP Pharmaceuticals, Inc., (650) 386-3107; or media, Nicole Foderaro of WCG, (415) 946-1058, nfoderaro@wcgworld.com.

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$76,007	$65,776
Other current assets	644	620

Total current assets	76,651	66,396
Property and equipment, net	5,803	4,164
Other assets	30	126
Restricted investment	310	310

Total assets	$82,794	$70,996

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$12,440	$14,484
Current portion of debt	7,581	7,283

Total current liabilities	20,021	21,767
Debt, less current portion	-	7,337
Other liabilities	117	90

Total liabilities	20,138	29,194

Total stockholders’ equity	62,656	41,802

Total liabilities and stockholders’ equity	$82,794	$70,996

MAP PHARMACEUTICALS, INC.
(a development stage enterprise)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Collaboration revenue	$-	$2,764	$-	$54,166

Operating expenses:
Research and development	9,738	12,381	37,775	47,996
Sales, general and administrative	4,001	3,297	15,713	13,139

Total operating expenses	13,739	15,678	53,488	61,135

Loss from operations	(13,739)	(12,914)	(53,488)	(6,969)

Other expense, net	(209)	(453)	(1,185)	(2,028)

Net loss	$(13,948)	$(13,367)	$(54,673)	$(8,997)

Net loss per share attributed to common stockholders

Basic	$(0.46)	$(0.54)	$(2.01)	$(0.41)

Diluted	$(0.46)	$(0.54)	$(2.01)	$(0.41)

Weighted average common shares used in computing net loss per share

Basic	30,042,975	24,583,456	27,260,955	22,194,686

Diluted	30,042,975	24,583,456	27,260,955	22,194,686